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                                                                       Exhibit 2
                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT


                 This Amendment No. 1 to Rights Agreement (the "Amendment"), dated as of April 14, 1998, is entered into by and between Quaker State Corporation, a Delaware corporation (the "Company"), and Mellon Securities Trust Company, Rights Agent (the "Rights Agent").

                 WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of September 28, 1995 (the "Agreement");

                 WHEREAS, the Company wishes to amend the Agreement;

                 WHEREAS, Section 26 of the Agreement provides, among other things, that prior to the Stock Acquisition Time the Company may, by resolution of its Board of Directors, and the Rights Agent shall, if the Company so directs, supplement or amend certain provisions of the Agreement without the approval of any holders of Rights; and

                 WHEREAS, the Board of Directors of the Company has approved this Amendment and the Company has directed the Rights Agent to amend the Agreement as provided herein;

                 NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

                 1. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

                 2. Section 1(a) of the Agreement is amended to add the following sentence to the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, neither Pennzoil Company, a Delaware corporation ("Pennzoil"), Pennzoil Products Company, a Delaware corporation ("Downstream"), nor any affiliate or subsidiary of Pennzoil or Downstream shall be deemed to be or become an Acquiring Person as a result of the execution, delivery and performance under, or consummation of any one or more transactions (each, a "Permitted Event" and collectively, the "Permitted Events") contemplated by, the Agreement and Plan of Merger, dated as of April 14, 1998, as the same may be amended from time to time, by and among Downstream, Pennzoil, Downstream Merger Company, a Delaware corporation ("Merger Sub"), and the Company (the "Merger Agreement"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company."

                 3. Section 1(gg) is amended to add the following sentence at the end thereof:
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         "Notwithstanding anything in this Agreement to the contrary, neither the acquisition of beneficial ownership of Capital Stock of the Company pursuant to the Merger Agreement or the Merger, the consummation of any one or more of the Permitted Events, the first public announcement of any such acquisition or Permitted Event, nor the communication to the Company of any notice with respect to any such acquisition or Permitted Event shall constitute or result in the occurrence of the Stock Acquisition Time."

                 4. Section 3(a) of the Agreement is amended to add the following sentence immediately after the first sentence thereof:

         "Notwithstanding anything in this Agreement to the contrary, neither the acquisition of beneficial ownership of Capital Stock of the Company pursuant to the Merger Agreement or the Merger nor the consummation of any one or more of the Permitted Events shall constitute or, with the passage of time, result in the occurrence of a Distribution Date."

                 5. Section 7(a) of the Agreement is amended by (a) deleting the word "or" at the end of clause (iii) thereto, and (b) adding the following language immediately following clause (iv) thereof and prior to the parenthetical:

                 "or (v) immediately prior to the Effective Time, as such term is defined in the Merger Agreement"

                 6. Section 11(a)(ii) of the Agreement is amended to add the following at the end of the first sentence thereof immediately prior to the period:

         "; provided, however, that, notwithstanding anything in this Agreement to the contrary, neither the acquisition of beneficial ownership of Capital Stock of the Company pursuant to the Merger Agreement or the Merger nor the consummation of any one or more of the Permitted Events shall constitute or result in the occurrence of a Section 11(a)(ii) Event or any other event set forth in this Section 11(a)(ii) as contemplated in Section 24(b)."

                 7. Section 13(a) of the Agreement is amended to add the following at the end of the first sentence thereof immediately prior to the period:

         "; provided, however, that, notwithstanding anything in this Agreement to the contrary, neither the acquisition of beneficial ownership of Capital Stock of the Company pursuant to the Merger Agreement or the Merger nor the consummation
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         of any one or more of the Permitted Events shall constitute or result in the occurrence of a Section 13 Event or any other event set forth in this Section 13(a) as contemplated in Section 24(b)."

                 8. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

                 9. This Amendment shall be governed by and constructed in accordance with the laws of the State of Delaware.

                 10. This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                 11. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of this 14th day of April, 1998.

                                  QUAKER STATE CORPORATION

                                  By:          /s/ Conrad A. Conrad
                                      ---------------------------------------
                                      Name:
                                      Title:

                                  MELLON SECURITIES  TRUST COMPANY


                                  By:         /s/ Robert M. Carney, Jr.
                                      ---------------------------------------
                                      Name:
                                      Title: